Exhibit (P)(1)

CODE OF ETHICS OF IMPACT SHARES TRUST I AND IMPACT SHARES, CORP.

The Fund is required by Rule 17j-1 of the 1940 Act to have a written Code of Ethics that contains provisions reasonably necessary to prevent fraudulent, deceptive, or manipulative acts and requires reporting of personal securities transactions. The Rule 17j-1 Code of Ethics of the Fund (the “17j-1 Code of Ethics”) establishes standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to the Fund and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. The 17j-1 Code of Ethics is based on the principle that the Trustees and Officers of the Fund and the Fund’s investment adviser(s) owe a fiduciary duty to the Fund to conduct their personal securities transactions in a manner that does not interfere with the Fund’s transactions or otherwise take unfair advantage of their relationship with the Fund.

The Board must approve the 17j-1 Code of Ethics, as well as any material change to the 17j-1 Code of Ethics. In addition, the Board must review, at least annually, a written report describing any issues that arose since the last report and certifying that processes are in place to prevent future violations.

GENERAL

The 17j-1 Code of Ethics set forth below has been approved by the Board of Trustees of the Fund, including a majority of the Independent Trustees. The purpose of the 17j-1 Code of Ethics is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to the Fund and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. Additionally, the 17j-1 Code of Ethics is meant to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to shareholders.

The 17j-1 Code of Ethics is based on the principle that the Trustees, officers and employees of the Fund and the Fund’s investment adviser(s) owe a fiduciary duty to the Fund to conduct their personal securities transactions in a manner that does not interfere with the Fund’s transactions or otherwise take unfair advantage of their relationship with the Fund. All such persons are expected to adhere to these general principles as well as to comply with all of the specific provisions of the 17j-1 Code of Ethics that are applicable. Similarly, all such persons are expected to comply with applicable Federal Securities Laws (as defined below).

Trustees, officers and employees of an investment adviser to the Fund may satisfy the requirements of the Fund’s 17j-1 Code of Ethics by acting in accordance with the Rule 17j-1 Code of Ethics adopted by such investment adviser, provided that the CCO of the Fund has determined that the adviser’s 17j-1 Code of Ethics meets the requirements of Rule 17j-1 of the 1940 Act and other applicable Federal Securities Laws (as defined below). Directors, officers and employees of such advisers may comply with such adviser’s 17j-1 Code of Ethics in lieu of the Fund’s.

The Fund’s Trustees, officers and employees are encouraged to report exceptions or potential violations of the 17j-1 Code of Ethics, issues arising under the 17j-1 Code of Ethics or other illegal or unethical behavior to the CCO or any Director of the Fund. The Fund’s Trustees, officers and employees are also encouraged to discuss situations that may present ethical issues with such persons. The Fund will endeavor to maintain the confidentiality of reported violations, subject to applicable law, regulation or legal proceedings.

Technical compliance with the 17j-1 Code of Ethics will not automatically insulate any person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duties to the Fund. Accordingly, all persons covered by this 17j-1 Code of Ethics must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Fund and its shareholders. In sum, all covered persons shall place the interests of the Fund before their own personal interests.

The Fund will provide a copy of the 17j-1 Code of Ethics and any amendments to all covered persons. Each covered person must read, understand and retain the 17j-1 Code of Ethics, and should recognize that he or she is subject to its provisions. Each covered person is responsible for reporting any violations of the 17j-1 Code of Ethics promptly to the CCO.

The Fund shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the 17j-1 Code of Ethics.

I.	DEFINITIONS

A.	“Access Person” means: (1) any trustee, officer, or employee of the Fund or the Fund’s investment adviser(s) (or of any company in a control relationship with the Fund) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship with the Fund or the Fund’s investment adviser(s) who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund. If an investment adviser’s primary business is advising the Fund or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of the Fund. All of the trustees and officers of the Fund are presumed to be Access Persons of the Fund. For the avoidance of doubt, an Access Person does not include any person who is subject to a code of ethics adopted by the Fund’s administrator or transfer agent in compliance with Rule 17j-1.

B.	“Beneficial Ownership” has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Exchange Act and for purposes of the 17j-1 Code of Ethics shall be deemed to include, but not be limited to, any direct or indirect interest by which an Access Person, or any member of his or her immediate family (i.e., a person who is related by blood, marriage or adoption to the Access Person) who is living in the same household as the Access Person, by reason of direct or indirect ownership or any contract, understanding, relationship, agreement or other arrangement, can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in the Fund; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable); and a performance related advisory fee (other than an asset based fee).

C.	“CCO” means the chief compliance officer of the Fund.

D.	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.

E.	“Covered Security” means any Security (as defined below) other than a Security that is: (i) a direct obligation of the government of the United States; (ii) a bankers’ acceptance, bank certificate of deposit, commercial paper, or high quality short-term debt instrument, including debt securities managed by external advisers in the Fund’s short-term debt portfolio and repurchase agreements; (iii) a share of an open-end investment company registered under the 1940 Act (including a money market fund), unless the Fund or a control affiliate acts as the investment adviser or principal underwriter for the open-end fund; or (iv) Securities of a type that are not permissible investments for the Fund. Notwithstanding the preceding sentence, a Security issued by an exchange traded fund, whether registered with the SEC as an open-end investment company or as a unit investment trust, is a Covered Security.

F.	“Federal Securities Laws” means the 1933 Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds, and any rules adopted thereunder by the SEC or the Department of the Treasury.

G.	“Fund Employee” means any person who is an officer or employee of the Fund.

H.	“Independent Trustee” means a Trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

I.	“Initial Public Offering” means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

J.	“Investment Personnel” means (i) any officer or employee of the Fund or the Fund’s investment adviser(s) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund; and (ii) any natural person who controls the Fund or the Fund’s investment adviser(s) and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of Securities by the Fund.

K.	“Limited Offering” means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the 1933 Act or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

L.	“Personal Securities Account” means a brokerage account through which Securities in which an Access Person has Beneficial Ownership are held, purchased or sold.

M.	“Security” has the meaning set forth in Section 2(a)(36) of the 1940 Act and includes all stock, debt obligations and other Securities and similar instruments of whatever kind, including any warrant or option to acquire or sell a Security. References to a Security in the 17j-1 Code of Ethics (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any instrument (whether or not such instrument itself is a Security) which has an investment return or value that is based, in whole or part, on that Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by the 17j-1 Code of Ethics: (i) any prohibition or requirement of the 17j-1 Code of Ethics applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (ii) any prohibition or requirement of the 17j-1 Code of Ethics applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative.

II.	OBJECTIVE AND GENERAL PROHIBITIONS

Although certain provisions of the 17j-1 Code of Ethics apply only to Access Persons, all Fund Employees must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in Sections II, III, IV and VI of this 17j-1 Code of Ethics. Therefore, a Fund Employee may not engage in any investment transaction under circumstances where the Fund Employee benefits from or interferes with the purchase or sale of investments by the Fund. In addition, Fund Employees may not use information concerning the investments or investment intentions of the Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund. Disclosure by a Fund Employee of such information to any person outside of the course or scope of the responsibilities of the Fund Employee to the Fund will be deemed to be a violation of this prohibition.

Access Persons and Fund Employees may not engage in conduct that is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of investments by the Fund. In this regard, Access Persons and Fund Employees should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Fund, or any affiliated person of such a person, directly or indirectly, in connection with the purchase or sale of a Security held or to be acquired by the Fund to:

a)	employ any device, scheme or artifice to defraud the Fund;

b)	make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

d)	engage in any manipulative practice with respect to the Fund.

Access Persons and Fund Employees should also recognize that a violation of this 17j-1 Code of Ethics or Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII; or (2) the imposition of administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

III.	PROHIBITED TRANSACTIONS[1]

A.	Investment Personnel may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security in an Initial Public Offering or a Limited Offering unless they obtain pre-clearance pursuant to Section IV and report to the Fund the information described in Section V of this 17j-1 Code of Ethics.

B.	An Access Person may not sell any Covered Security owned by the Fund short or otherwise hedge any position in such securities.

C.	An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security owned by the Fund.

[1]	The prohibitions of this Section III apply to Securities acquired or disposed of in any type of transaction, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exemptions from the prohibitions set forth in Section III(E) is applicable.

D.	An Access Person may not sell or otherwise dispose of any Covered Security owned by the Fund in which he or she has any direct or indirect Beneficial Ownership, unless such Access Person:

a)	obtains pre-clearance of such transaction pursuant to Section IV; and

b)	reports to the Fund the information described in Section V of this 17j-1 Code of Ethics.

E.	The prohibitions of this Section III do not apply to:

a)	Purchases that are made by reinvesting cash dividends pursuant to an Automatic Investment Plan (however, this exception does not apply to optional cash purchases pursuant to an Automatic Investment Plan);

b)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, if such rights are acquired from such issuer, and sales of such rights so acquired;

c)	Involuntary (i.e., non-volitional) purchases, sales and transfers of Securities;

d)	Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions; provided, however, that such influence or control shall be presumed to exist in the case of the account of an immediate family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the CCO to the contrary; and

e)	Any purchase or sale which the CCO approves in writing on the grounds that its potential harm to the Fund is remote.

F.	An Access Person may not recommend the purchase or sale of any Covered Security to the Fund without having disclosed his or her interest, if any, in such Covered Security or the issuer thereof, including without limitation:

a)	Any direct or indirect Beneficial Ownership of any Covered Security of such issuer, including any Covered Security received in a private securities transaction;

b)	Any contemplated purchase or sale by such person of a Covered Security;

c)	Any position with such issuer or its affiliates; or

d)	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

IV. PRE-CLEARANCE PROCEDURES

A.	OBTAINING PRE-CLEARANCE

Pre-clearance required to be approved pursuant to Section III above must be obtained from the CCO or a person who has been authorized by the CCO to pre-clear transactions. Each of these persons is referred to in this 17j-1 Code of Ethics as a “Clearing Officer.” A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

Pre-clearance of a trade in no way waives the obligation to abide by the provisions, principles and objectives of this 17j-1 Code of Ethics.

B.	PRE-APPROVAL OF INVESTMENTS IN INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS

Investment Personnel must obtain approval from a Clearing Officer before directly or indirectly acquiring Beneficial Ownership of any Security in an Initial Public Offering or a Limited Offering. In order to obtain such approval, Investment Personnel must provide the Clearing Officer with the full details of the proposed transaction (including a written certification that the investment opportunity did not arise by virtue of the Investment Personnel’s activities on behalf of the Fund). The CCO shall maintain a written record of any decisions to permit these transactions, along with the reasons supporting the decision.

C.	TIME OF CLEARANCE

Pre-clearance of a trade shall be valid and in effect only for a period of 24 hours from the time pre-clearance is given; provided, however, that a pre-clearance expires upon the person receiving pre-clearance becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer. Accordingly, if the Investment Personnel or Access Person of the Fund becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to advise a Clearing Officer and obtain a new pre-clearance before proceeding with such transaction.

An Access Person of the Fund may pre-clear trades only in cases where such person has a present intention to effect a transaction in the Covered Security for which pre-clearance is sought. It is not appropriate for an Access Person of the Fund to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Covered Security at some future time depending upon market developments.

Consistent with the foregoing, an Access Person of the Fund may not simultaneously request pre-clearance to buy and sell the same Covered Security.

D.	FORM

Pre-clearance must be obtained in writing by completing and signing the form provided for that purpose, which form shall set forth the details of the proposed transaction and obtaining the signature of a Clearing Officer.

E.	FILING

Copies of all completed pre-clearance forms, with the required signatures, shall be retained by the CCO for a period of not less than five (5) years following the end of the fiscal year of the Fund in which such forms were received.

F.	FACTORS CONSIDERED IN PRE-CLEARANCE OF PERSONAL TRANSACTIONS

A Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether or not to pre-clear a proposed transaction:

a)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Covered Security;

b)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of the Fund; and

c)	Whether the transaction is likely to adversely affect the Fund, including with respect to increased headline, regulatory or litigation risk.

G.	MONITORING OF TRANSACTIONS AFTER CLEARANCE

After pre-clearance is given to any person, the CCO shall periodically monitor such person’s transactions to ascertain whether pre-cleared transactions have been executed within 24 hours and whether such transactions were executed in the specified amounts.

V.	CERTIFICATIONS AND REPORTS BY ACCESS PERSONS

A.	INITIAL CERTIFICATIONS AND INITIAL HOLDINGS REPORTS

Within ten (10) days after a person becomes an Access Person, except as provided in Section V(E), such person shall complete and submit to the CCO an Initial Certification and Holdings Report (an “Initial Holdings Report”) on the form attached as Appendix B. The information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person. Such report shall contain: (i) the title and type of Security; (ii) as applicable, the exchange ticker symbol or CUSIP number of the Security; (iii) the number of shares and the principal amount of each Covered Security which the Access Person has Beneficial Ownership; (iv) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; (v) the date that the report is submitted by the Access Person; and (vi) a certification regarding the information set forth in Section VII.

B.	QUARTERLY TRANSACTION REPORTS

a)	Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report to the CCO of all transactions occurring in Covered Securities during the quarter in which he or she has or had any direct or indirect Beneficial Ownership. Such report is hereinafter called a “Quarterly Transaction Report.” [2]

b)	Except as provided in Section V(E) below, a Quarterly Transaction Report and must contain the following information with respect to each reportable transaction:

i.	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

[2]	The reporting requirements of this Section V apply to Securities acquired or disposed of in all types of transactions, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exemptions from the reporting requirements applies.

ii.	Name of the security, exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security, and the price of the Covered Security at which the transaction was effected;

iii.	Name of the broker, dealer or bank with or through whom the transaction was effected; and

iv.	The date the Access Person submits the report.

c)	The Quarterly Transaction Report shall also provide a list of Personal Securities Accounts established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. The following information must be provided for each new Personal Securities Account reported:

i.	Name of the broker, dealer or bank with whom the Access Person established the Personal Securities Account; and

ii.	Date the Personal Securities Account was established.

d)	If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, within thirty (30) days after the end of each calendar quarter, provide a written representation to that effect to the CCO.

C.	ANNUAL CERTIFICATION AND ANNUAL HOLDINGS REPORTS

Annually, except as provided in Section V(E), each Access Person shall submit an Annual Certification and Holdings Report (an “Annual Holdings Report”) which updates the information provided in the Initial Holdings Report. Such report shall contain: (i) the title and type of Security; (ii) as applicable, the exchange ticker symbol or CUSIP number; (iii) the number of shares and the principal amount of each Covered Security of which the Access Person had any direct or indirect Beneficial Ownership; (iv) the name of any broker, dealer or bank with which the Access Person maintains an account and the number of such account in which any securities are held for the Access Person’s direct or indirect benefit; and (v) the date that the report is submitted by the Access Person, which information must be as of a date no more than forty-five (45) days prior to the date such report is submitted.

D.	MISCELLANEOUS

An Initial Holdings Report, Quarterly Transaction Report or Annual Certification Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership in any Covered Security to which the report relates.

E.	EXCEPTIONS FROM REPORTING REQUIREMENTS

a)

Notwithstanding the quarterly reporting requirement set forth in Section V(B), an Access Person is not required to file an Initial Certification and Holdings Report, Quarterly Transaction Report or Annual Certificate and Holdings Report, with respect to any transaction effected for any account over which the Access Person does not have direct or indirect influence or control; provided, however, that if the Access Person is relying upon this Section V(E)(a) to avoid making such a report, the Access Person shall, not later than thirty (30) days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

b)	An Independent Trustee is not required to file a Quarterly Transaction Report unless he or she knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that, during the fifteen (15) day period immediately before or after the Director’s transaction in a Covered Security, the Fund purchased or sold that Security or the Fund considered purchasing or selling that Security.

c)	Independent Trustees who would be required to make a report solely by reason of being a Director of the Fund are not required to file an Initial Holdings Report or Annual Holdings Report.

d)	In lieu of submitting a Quarterly Transaction Report, an Access Person may arrange for the CCO to be sent duplicate confirmations and statements for all accounts through which the Access Person effects Securities transactions in Securities in which the Access Person has any direct or indirect Beneficial Ownership. However, a Quarterly Transaction Report must be submitted for any quarter during which the Access Person has acquired or disposed of direct or indirect Beneficial Ownership of any Security if such transaction was not in an account for which duplicate confirmations and statements are being sent. Any Access Person relying on this Section V(E)(d) shall be required to certify as to the identity of all accounts through which the Covered Securities in which they have direct or indirect Beneficial Ownership are purchased, sold and held.

e)	Notwithstanding the quarterly reporting requirement set forth in Section V(B), an Access Person is not required to file a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan (however, this exception does not apply to optional cash purchases pursuant to an Automatic Investment Plan).

F.	RESPONSIBILITY OF ACCESS PERSONS

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Fund to facilitate the reporting process does not change or alter that responsibility.

VI.	ADDITIONAL PROHIBITIONS

A.	CONFIDENTIALITY OF THE FUND’S TRANSACTIONS

Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning the Securities being considered for purchase or sale by the Fund shall be kept confidential by all Fund Employees and disclosed by them only on a “need to know” basis. It shall be the responsibility of the CCO to report any inadequacy found in this regard to the Trustees of the Fund.

B.	OUTSIDE BUSINESS ACTIVITIES, RELATIONSHIPS, AND DIRECTORSHIPS

Access Persons may not engage in any outside business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Fund. Similarly, no such outside business activities or relationship may be inconsistent with the interests of the Fund. The Fund has developed policies and procedures regarding the approval, monitoring and disclosure of permitted outside business activities.

C.	GRATUITIES

Fund Employees shall not, directly or indirectly, take, accept, receive or give gifts, entertainment or other consideration in merchandise, services or otherwise, except: (i) customary business gratuities such as meals, refreshments, beverages and entertainment that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, do not influence or give the appearance of influencing the recipient, and cannot be viewed as a bribe, kickback or payoff; and (ii) business related gifts of nominal value. Each Fund Employee shall certify annually that any gratuities taken, accepted, received, or given, directly or indirectly, by such Fund Employee meet the above guidelines.

VII.	CERTIFICATION BY ACCESS PERSONS

The certifications of each Access Person required to be made pursuant to Section V shall include certifications that the Access Person: (i) has received a copy of the 17j-1 Code of Ethics and any amendments hereto; (ii) has read and understands the 17j-1 Code of Ethics; (iii) recognizes that he or she is subject to the 17j-1 Code of Ethics; and (iv) in the case of an Initial Holdings Report, will comply with the policy procedures stated herein, or in the case of an Annual Holdings Report, has complied with and will continue to comply with the policy procedures stated herein. Access Persons shall also be required to certify in their annual certifications that they have complied with the requirements of the 17j-1 Code of Ethics.

VIII.	SANCTIONS

Any violation of this 17j-1 Code of Ethics shall be subject to the imposition of such sanctions by the Fund as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 under the 1940 Act and this 17j-1 Code of Ethics. The sanctions to be imposed shall be determined by the appropriate officers of the Fund and any such sanctions imposed shall be reported to the Board of Trustees Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.

IX.	ADMINISTRATION AND CONSTRUCTION

A.	The CCO shall be responsible for all aspects of administering this 17j-1 Code of Ethics and for all interpretative issues arising under this 17j-1 Code of Ethics. The CCO is responsible for considering any requests for exceptions to, or exemptions from, this 17j-1 Code of Ethics (e.g., due to level of risk or personal financial hardship). Any exceptions to, or exemptions from, this 17j-1 Code of Ethics shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the CCO. In addition, the CCO shall have the authority to determine whether a person violated this 17j-1 Code of Ethics, including whether a person has violated the general principles set forth in Section II of this 17j-1 Code of Ethics.

B.	The duties of the CCO are as follows:

a)	Continuous maintenance of current lists of the names of all Access Persons and Fund Employees with an appropriate description of their title or employment;

b)	On an annual basis, providing each Access Person and Fund Employee with a copy of this 17j-1 Code of Ethics and informing such persons of their duties and obligations hereunder;

c)	Obtaining such certifications and periodic reports from Access Persons as may be required to be filed by such Access Persons under this 17j-1 Code of Ethics (except that the CCO may presume that Quarterly Transaction Reports need not be filed by Independent Trustees in the absence of facts indicating that a report must be filed) and reviewing Initial Holding Reports and Annual Holdings Reports submitted by Access Persons;

d)	Maintaining or supervising the maintenance of all records and reports required by this 17j-1 Code of Ethics;

e)	Review actual transactions reported by Access Persons to verify that pre-clearance was obtained when necessary;

f)	Issuance, either personally or with the assistance of counsel, as may be appropriate, of any interpretation of this 17j-1 Code of Ethics which may appear consistent with the objectives of Rule 17j-1 or this 17j-1 Code of Ethics;

g)	Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this 17j-1 Code of Ethics to the Board of Trustees the Fund; and

h)	Submission of a quarterly report to the Board of Trustees of the Fund that (i) describes (1) any detected violation of this 17j-1 Code of Ethics, noting in each case any sanction imposed, (2) any transactions that suggest the possibility of a violation of this 17j-1 Code of Ethics and (3) any other significant information concerning the appropriateness of and actions taken under this 17j-1 Code of Ethics, and (ii) certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this 17j-1 Code of Ethics, including any interpretations issued by the CCO.

C.	The CCO shall maintain and cause to be maintained at the Fund’s principal place of business, in an easily accessible place, the following records:

a)	A copy of this 17j-1 Code of Ethics and any other code of ethics adopted pursuant to Rule 17j-1 by the Fund for a period of five (5) years;

b)	A record of each violation of this 17j-1 Code of Ethics and any other code specified in Section IX(C)(a) above, and of any action taken as a result of such violation for a period of not less than five (5) years following the end of the fiscal year of the Fund in which such violation occurred;

c)	A copy of each report made pursuant to this 17j-1 Code of Ethics and any other code specified in Section IX(C)(a) above, by an Access Person or the CCO, including any information provided in lieu of the reports provided under Section V(E)(d) for a period of not less than five (5) years from the end of the fiscal year of the Fund in which such report or interpretation was made or issued, the most recent two (2) years of which shall be kept in a place that is easily accessible;

d)	A list of all persons, who currently are or, within the past five (5) years, were, required to make reports pursuant to Rule 17j-1 and this 17j-1 Code of Ethics, or any other code specified in Section IX(C)(a) above, or who were responsible for reviewing such reports;

e)	A copy of each report filed by the Fund with the Board of Trustees describing any issues arising under this 17j-1 Code of Ethics or relevant procedures since the last report, including without limitation, information about material violations of this 17j-1 Code of Ethics or relevant procedures and sanctions imposed in response to the material violations, and certifies the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this 17j-1 Code of Ethics; and

f)	A record of any decision, and the reasons supporting such decision, to approve any investment in an Initial Public Offering or a Limited Offering by Investment Personnel, for at least five (5) years after the end of the fiscal year in which such approval is granted.

D.	Review of this 17j-1 Code of Ethics by the Board of Trustees

a)	On an annual basis, and at such other times deemed to be necessary or appropriate by the Board of Trustees, the Trustees shall review the operation of this 17j-1 Code of Ethics, and shall adopt such amendments to the 17j-1 Code of Ethics as may be necessary to assure that the provisions of the 17j-1 Code of Ethics establish standards and procedures that are reasonably designed to detect and prevent activities that would constitute violations of Rule 17j-1 under the 1940 Act.

b)	In connection with the annual review of this 17j-1 Code of Ethics by the Directors, the Fund shall provide to the Board of Directors, and the Board of Directors shall consider, a written report that:

i.	Describes any issues arising under the 17j-1 Code of Ethics or related procedures during the past year, including, but not limited to, information about material violations of the 17j-1 Code of Ethics or any procedures adopted in connection therewith and that describes the sanctions imposed in response to material violations; and

ii.	Certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the 17j-1 Code of Ethics.

E.	The Board of Directors may not adopt, amend or modify this 17j-1 Code of Ethics except in a written form which is specifically approved by majority vote of the Independent Trustees. In connection with any such adoption, amendment or modification, the Fund shall each provide a certification that procedures reasonably necessary to prevent Access Persons from violating the 17j-1 Code of Ethics, as proposed to be amended or modified, have been adopted.